EXHIBIT 11


                     AMERICAN PHYSICIANS SERVICE GROUP, INC.
                       COMPUTATION OF NET INCOME PER SHARE
               FOR THE THREE MONTHS ENDED JUNE 30, 1997 AND 1996



(In thousands, except earnings per share)       Primary           Fully Diluted
                                                Earnings             Earnings
                                               Per Share             Per Share
                                              ----------            ----------
1997

Net Income applicable to common stock              $296                  296

Average number of shares outstanding              4,111                4,111
Average stock option shares                         119                  159
                                            -----------           ----------

    Shares for earnings calculation               4,230                4,270

Net income per share                              $0.07                 0.07
                                            ===========           ==========



1996

Net Income applicable to common stock              $259                  259

Average number of shares outstanding              4,018                4,018
Average stock option shares                         328                  342
                                            -----------           ----------

    Shares for earnings calculation               4,346                4,360

Net income per share                              $0.06                 0.06
                                            ===========           ==========




NOTE:
Primary and fully diluted income per share were computed by dividing net income by the average number of shares outstanding plus the common stock equivalents which, would arise from the exercise of dilutive stock options.


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                                                                     EXHIBIT 11


                     AMERICAN PHYSICIANS SERVICE GROUP, INC.
                       COMPUTATION OF NET INCOME PER SHARE
               FOR THE SIX MONTHS ENDED JUNE 30, 1997 AND 1996



(In thousands, except earnings per share)       Primary           Fully Diluted
                                                Earnings             Earnings
                                               Per Share             Per Share
                                              ----------            ----------
1997

Net Income applicable to common stock              $662                  662

Average number of shares outstanding              4,059                4,059
Average stock option shares                         142                  200
                                            -----------           ----------

    Shares for earnings calculation               4,201                4,259

Net income per share                              $0.16                 0.16
                                            ===========           ==========



1996

Net Income applicable to common stock              $653                  653

Average number of shares outstanding              3,983                3,983
Average stock option shares                         310                  370
                                            -----------           ----------

    Shares for earnings calculation               4,293                4,353

Net income per share                              $0.15                 0.15
                                            ===========           ==========




NOTE:
Primary and fully diluted income per share were computed by dividing net income by the average number of shares outstanding plus the common stock equivalents which, would arise from the exercise of dilutive stock options.


                                     - 20 -


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